Exhibit 99.1

CONTACT:

Tierney Saccavino

(917) 783-0251

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces New Agreement with Catalent for Long-Term Global Supply of INBRIJA®

•	Significant reduction in minimum purchase requirements

•	2026 manufacturing capacity expansion expected to result in further reductions in cost of goods

PEARL RIVER, NY – January 5, 2023 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that on December 31, 2022 it entered into a new long-term global supply agreement with Catalent for the manufacture of INBRIJA (levodopa inhalation powder) at its Center of Excellence for Spray Dried Dispersions in Boston where Catalent will continue to manufacture INBRIJA through 2030. The new agreement includes the scale-up to the larger pharma grade spray-dryer at a PSD-7 scale, which will provide expanded capacity for the long-term world-wide manufacturing requirements of INBRIJA.

Under the new supply agreement Acorda is required to purchase $8.5 million in INBRIJA supply in 2023 and $15.5 million in 2024, reduced from $18 million annually. Beginning in 2025, Acorda will pay a fixed capsule fee based on the amount of INBRIJA needed in the US and other markets. By 2026, an expansion in Catalent’s manufacturing capacity is expected to reduce per-capsule prices significantly.

In addition, Acorda will pay an $8 million termination fee to Catalent in connection with the termination of the prior global supply agreement, payable in two installments in June and December 2023, and $1 million in each of 2023 and 2024 for capital expenditures at the manufacturing plant to assist in the capacity expansion.

“This agreement ensures that people with Parkinson’s who benefit from INBRIJA will have an uninterrupted supply of this important medication, and that it continues to be manufactured to the highest quality and safety standards,” said Ron Cohen, M.D., Acorda’s President and Chief Executive Officer. “The agreement also will significantly reduce our cost of goods for INBRIJA and, importantly, increase manufacturing capacity to ensure that we will be able to supply INBRIJA to our commercial partners throughout the world, to meet expected increasing demand.”

“In addition to assuring the long-term supply of this prescription medicine to Parkinson’s patients who benefit from it, this new agreement will free much needed oral amorphous solid dispersion capacity at our Boston facility,” said Ricky Hopson, President of Catalent’s Clinical Development & Supply division. “As we expand our capabilities to include spray dry dispersion for bioavailability enhancement at the site, this freed capacity provides Catalent the opportunity to welcome new clients, both oral and dry-powders for inhalation, into our world class facility.”

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market AMPYRA, INBRIJA or any other products under development; the COVID-19 pandemic, including related restrictions on in-person interactions and travel, and the potential for illness, quarantines and vaccine mandates affecting our management, employees or consultants or those that work for other companies we rely upon, could have a material adverse effect on our business operations or product sales; our ability to attract and retain key management and other personnel, or maintain access to expert advisors; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures; risks associated with the trading of our common stock; risks related to the successful implementation of our business plan, including the accuracy of its key assumptions; risks related to our corporate restructurings, including our ability to outsource certain operations, realize expected cost savings and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA or AMPYRA to meet market demand; our reliance on third-party manufacturers for the timely production of commercial supplies of INBRIJA and AMPYRA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA or AMPYRA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; our ability to satisfy our obligations to distributors and collaboration partners outside the U.S. relating to commercialization and supply of INBRIJA and AMPYRA; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions because, among other reasons, acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except as may be required by law.

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